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                                                             Exhibit (b)(5)



SALOMON BROTHERS INC
Seven World Trade Center
New York, New York 10048

212-783-7000

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                                                              SALOMON BROTHERS
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                                                                October 30, 1997

Special Committee of the Board of Directors
Guaranty National Corporation
9800 S. Meridian Boulevard
Englewood, CO 80155

Ladies and Gentlemen:

          You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders (the "Non-Orion Stockholders") of shares of common stock, par value $1.00 per share (the "Company Common Stock"), of Guaranty National Corporation (the "Company"), other than Orion Capital Corporation and its affiliates (collectively, "Orion"), of the consideration to be received by the Non-Orion Stockholders in the proposed acquisition of the Company by Orion pursuant to an Agreement and Plan of Merger (the "Agreement") to be entered into between the Company and Orion.

          As more specifically set forth in the Agreement, Orion, or one or more wholly-owned subsidiaries of Orion, will commence a tender offer (the "Proposed Tender Offer") to purchase all outstanding shares of Company Common Stock, at a price of $36.00 per share (the "Per Share Amount"). Following consummation of the Proposed Tender Offer, a newly formed wholly-owned subsidiary of Orion will be merged with and into the Company (the "Proposed Merger" and, collectively with the Proposed Tender Offer, the "Proposed Transaction"), and each then outstanding share of Company Common Stock will be converted into the right to receive, in cash, the Per Share Amount (the "Merger Consideration").

          As you are aware, Salomon Brothers Inc has acted as financial advisor to the Special Committee of the Board of Directors of the Company (the "Special Committee") in connection with the Proposed Merger and will receive a fee for our services, a portion of which is contingent upon consummation of the Proposed Merger. Additionally, Salomon Brothers Inc has previously rendered certain investment banking and financial services to the Special Committee and the Company, for which we received customary compensation. In addition, in the ordinary course of our business, we may trade the debt and equity securities of both the Company and Orion for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

          In connection with rendering our opinion, we have reviewed and analyzed material bearing upon the financial and operating condition and prospects of the Company including, among other things, the following: (i) a draft dated October 29, 1997 of the Agreement; (ii) certain publicly available information concerning the Company, including the Annual Reports on Form
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                                                              SALOMON BROTHERS
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10-K of the Company for the years ended December 31, 1995 and December 31, 1996 and the Quarterly Reports on Form 10-Q of the Company for the quarters ended March 31, 1997 and June 30, 1997, respectively, and the press release of the Company dated October 23, 1997, announcing the financial results of the Company for the quarter ended September 30, 1997; (iii) certain internal information, primarily financial in nature, including projections, concerning the business and operations of the Company furnished to us by the Company for purposes of our analysis; (iv) statutory financial information of the Company's insurance subsidiaries for the years ended December 31, 1995 and December 31, 1996 and for the three-month periods ended March 31, 1997 and June 30, 1997; (v) certain publicly available information concerning the trading of, and the trading market for, the Company Common Stock; (vi) certain publicly available information with respect to certain other companies that we believe to be comparable to the Company and the trading markets for certain of such other companies' securities; and (vii) certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We have also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant. We have also met with certain officers and employees of the Company to discuss the foregoing as well as other matters we believe relevant to our inquiry.

          In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided us or publicly available and have neither attempted independently to verify nor assumed responsibility for verifying any of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts that would make any of such information inaccurate or misleading. With respect to projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and we express no view with respect to such projections or the assumptions on which they were based. We have not made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of the Company's assets, properties or facilities, nor have we been furnished with any such evaluations or appraisals. We further have assumed that the Agreement, when executed and delivered, will not contain any terms or conditions that differ materially from the draft which we have reviewed, the conditions precedent to each of the Proposed Tender Offer and the Proposed Merger contained in the Agreement will be satisfied and the Proposed Merger will be consummated in accordance with the terms of the Agreement.

          In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial position and results of operations of the Company; (ii) the business prospects of the Company; (iii) the historical and
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                                                              SALOMON BROTHERS
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current market for the Company Common Stock and the equity securities of certain other companies that we believe to be comparable to the Company; and (iv) the nature and terms of certain other acquisition transactions and acquisitions of minority interests by controlling stockholders that we believe to be relevant.
We have also taken into account our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuation generally. We have taken into consideration the ownership by Orion of 80.7% of the outstanding Company Common Stock and the fact that Orion has stated that it does not intend to sell such Company Common Stock. In light of this, we have not been authorized to solicit, and accordingly have not solicited, third party indications of interest in acquiring all or any part of the Company. Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof. Our opinion is, in any event, limited to the fairness, from a financial point of view, of the consideration to be received by the Non-Orion Stockholders in the Proposed Transaction and does not address the Company's underlying business decision to effect the Proposed Transaction or constitute a recommendation to any holder of Company Common Stock as to whether such holder should tender shares in the Proposed Tender Offer or as to how such holder should vote with respect to the Proposed Merger, if such a vote is taken.

          This opinion is intended solely for the benefit of the Special Committee in considering the transaction to which it relates and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, without the prior written consent of Salomon Brothers Inc, except that this opinion may be reproduced in full in, and references to the opinion and to Salomon Brothers Inc and its relationship with the Company (in each case in such form as Salomon Brothers Inc shall approve) may be included in, the Recommendation Statement on Schedule 14D-9 the Company distributes to holders of Company Common Stock in connection with the Proposed Tender Offer and the proxy or information statement the Company distributes to holders of Company Common Stock in connection with the Proposed Merger.

          Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the consideration to be received by the Non-Orion Stockholders in the Proposed Transaction is fair, from a financial point of view, to such holders.

                                                   Very truly yours,

                                                   /s/ SOLOMON BROTHERS INC.
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                                                       SALOMON BROTHERS INC